Exhibit A-5
(Unaudited)

Birdsall, Inc.
Consolidating Balance Sheet
December 31, 2002
(Millions)

		Tropical
		Shipping &	Birdsall	Seven	Tropic
	Birdsall,	Construction	Shipping,	Seas	Equipment
	Inc.	Company, Ltd.	S.A.	Inc.	Leasing

ASSETS
Current assets
Cash and cash equivalents	$0.4	$2.0	$—	$0.2	$10.0
Short-term investments, at cost which approximates market	—	21.7	—	1.6	—
Receivables	0.3	30.9	—	0.4	—
Deferred income taxes	1.0	—	—	—	—
Other	2.3	2.5	—	—	1.0

	4.0	57.1	—	2.2	11.0

Investments in subsidiaries	17.0	29.1	—	—	—

Property, plant and equipment, at cost	102.6	134.2	65.3	0.1	—
Less accumulated depreciation	57.2	71.7	30.5	0.1	—

	45.4	62.5	34.8	—	—

Other assets	13.5	(2.3)	—	5.4	70.3

	$79.9	$146.4	$34.8	$7.6	$81.3

LIABILITIES AND CAPITALIZATION
Current liabilities
Short-term borrowings	$22.5	$—	$—	$—	$—
Accounts payable	9.2	14.3	0.9	0.9	—
Other	1.3	—	—	—	(11.8)

	33.0	14.3	0.9	0.9	(11.8)

Deferred credits and other liabilities
Deferred income taxes	21.2	—	—	—	82.3
Other	0.9	0.3	0.3	—	—

	22.1	0.3	0.3	—	82.3

Capitalization
Preferred stock	—	2.0	—	—	—
Common stock	0.5	—	—	0.8	5.0
Paid-in capital	—	—	25.2	1.0	—
Retained earnings	24.3	129.9	8.4	4.9	5.8
Accum. other comprehensive income	—	(0.1)	—	—	—

	24.8	131.8	33.6	6.7	10.8

	$79.9	$146.4	$34.8	$7.6	$81.3

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Tropical
	Shipping		Adjustments
	International,	Other	and
	Ltd.	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$—	$3.3	$1.5	$17.4
Short-term investments, at cost which approximates market	—	2.0	—	25.3
Receivables	—	0.8	—	32.4
Deferred income taxes	—	—	—	1.0
Other	—	0.4	—	6.2

	—	6.5	1.5	82.3

Investments in subsidiaries	—	2.2	(48.3)	—

Property, plant and equipment, at cost	—	4.1	2.8	309.1
Less accumulated depreciation	—	2.4	2.8	164.7

	—	1.7	—	144.4

Other assets	4.7	3.7	0.8	96.1

	$4.7	$14.1	$(46.0)	$322.8

LIABILITIES AND CAPITALIZATION
Current liabilities
Short-term borrowings	$—	$—	$—	$22.5
Accounts payable	—	4.9	1.5	31.7
Other	—	—	—	(10.5)

	—	4.9	1.5	43.7

Deferred credits and other liabilities
Deferred income taxes	—	—	—	103.5
Other	—	—	—	1.5

	—	—	—	105.0

Capitalization
Preferred stock	—	—	(2.0)	—
Common stock	—	2.5	(8.3)	0.5
Paid-in capital	—	0.9	(27.1)	—
Retained earnings	4.7	5.7	(10.1)	173.6
Accum. other comprehensive income	—	0.1	—	—

	4.7	9.2	(47.5)	174.1

	$4.7	$14.1	$(46.0)	$322.8

Note:	Subsidiaries combined under “Other Subsidiaries” in Exhibits A-4 through A-9 aggregate less than 2% of Nicor Inc. consolidated assets or consolidated revenue.